Southern National Bancorp of Virginia, Inc. announces earnings of $8.9 million for the quarter ended September 30, 2019, compared to $8.9 million for the quarter ended September 30, 2018.

Southern National Bancorp of Virginia, Inc. also declares a dividend of $0.09 per share, its thirty-second consecutive quarterly dividend.

MCLEAN, Va., Oct. 24, 2019 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $8.9 million for the quarter ended September 30, 2019, compared to $8.9 million for the quarter ended September 30, 2018. Earnings per share for the three months ended September 30, 2019 and 2018 remained the same at $0.37 basic and $0.36 diluted for both periods.

For the nine months ended September 30, 2019, net income was $24.2 million compared to $26.0 million for the nine months ended September 30, 2018. Earnings per share were $1.01 basic and $0.99 diluted for the nine months ended September 30, 2019 compared to $1.08 basic and $1.07 diluted the year before.

The Board of Directors declared a dividend of $0.09 per share payable on November 22, 2019 to shareholders of record on November 11, 2019. This is Southern National's thirty-second consecutive quarterly dividend.

Highlights for the three and nine months ended September 30, 2019 include:

  Loans outstanding of $2.14 billion at September 30, 2019 are down $37.4 million, or -2.29% annualized, since December 31, 2018.  The decline in loan balance has primarily been the result of unanticipated pay downs or payoffs.  Loans, $2 million and greater in size, that have paid off or paid down in 2019, $47.7 million (or 51%) was due to the sale of the customer's property, $24.1 million (or 26%) were loans that refinanced elsewhere for unacceptable rate or structure, $13.7 million (or 14%) were projects that transitioned to government financing, and $8.1 million (or 9%) was due to cyclical fluctuation in credit line activity. New loans originated in the third quarter totaled $51.8 million.
  Net interest margin for the three months ended September 30, 2019 was 3.37% compared to 3.40% for the three months ended June 30, 2019 and 3.63% for the three months ended September 30, 2018.  The yield on earning assets was 4.89% for the three months ended September 30, 2019 compared to 4.93% for the three months ended June 30, 2019 and 4.83% for the three months ended September 30, 2018. The cost of funds on interest bearing liabilities was 1.60% for the third quarter of 2019 compared to 1.62% for the second quarter of 2019 and 1.26% for the third quarter of 2018 as cost of deposit gathering flattens;
  Asset quality remains high as demonstrated by the 0.24% ratio of nonperforming assets, net of SBA guarantees, to total assets at September 30, 2019 compared to 0.28% at December 31, 2018;
  Total deposits of $2.18 billion at September 30, 2019 have increased $81.1 million since December 31, 2018 or 5.16% annualized. The Bank's net loan-to-deposit ratio improved to 97.77% down from 106.77% a year ago;
  The Bank's adjustable yield money market accounts have grown to $160.8 million at September 30, 2019 from $56.1 million at December 31, 2018.  In a declining interest rate environment, this product lowers the cost of funds and improves the net interest margin;
  Tangible book value per share of $10.80 at September 30, 2019 has increased 12.97% since a year ago; and
  Southern National is well capitalized at September 30, 2019 with a tier 1 risk-based capital ratio of approximately 12.96%.

Net Interest Income

Net interest income was $21.0 million for the quarter ended September 30, 2019 compared to $22.6 million for the third quarter of 2018, which is a direct result of the rising costs of funds including deposits and borrowings. Net interest margin for the three months ended September 30, 2019 was 3.37% compared to 3.40% for the three months ended June 30, 2019 and 3.63% for the three months ended September 30, 2018. The yield on earning assets was 4.89% for the three months ended September 30, 2019 compared to 4.93% for the three months ended June 30, 2019 and 4.83% for the three months ended September 30, 2018. The cost of funds on interest bearing liabilities was 1.60% for the third quarter of 2019 compared to 1.62% for the second quarter of 2019 and 1.26% for the third quarter of 2018 as cost of deposit gathering flattens.

Net interest income was $62.9 million for the nine months ended September 30, 2019 compared to $68.3 million for the nine months ended September 30, 2018. Net interest margin was 3.40% and 3.75% for the nine months ended September 30, 2019 and 2018, respectively, as a result of a rising interest rate environment during 2018 and competition for deposits.

The acquired loan discount accretion on loans acquired in the acquisitions of Eastern Virginia Bankshares, Inc. ("EVBS"), Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $901 thousand and $2.7 million to net interest income during the three and nine months ended September 30, 2019, respectively, compared to $1.1 million and $3.2 million during the three and nine months ended September 30, 2018. As expected, the decrease in accretion is due to the slowdown in the volume of acquired loan prepayments and payoffs.

Noninterest Income

During the third quarter of 2019, Southern National had noninterest income of $3.0 million compared to $2.6 million during the third quarter of 2018. Income improved on account maintenance and deposit service fees by $439 thousand. Income from bank-owned life insurance decreased $201 thousand due to death benefits paid in 2018. Gain on our investment in Southern Trust Mortgage ("STM") increased to $599 thousand for the three months ended September 30, 2019 compared to a loss of $(72) thousand the year before due to operational improvements within STM. For the three months ended September 30, 2019, other noninterest income has benefited from $145 thousand of recoveries of legacy investment securities and loans charged off by EVBS premerger compared to $677 thousand for the three months ended September 30, 2018.

During the nine months ended September 30, 2019, noninterest income was $9.2 million compared to $8.3 million for the same period in 2018. Income improved on account maintenance and deposit services fees by $1.1 million during the first nine months of 2019. Gain on our investment in STM increased to $1.2 million for the nine months ended September 30, 2019 compared to a loss of $(198) thousand the year before. Recoveries of legacy investment securities and loans charged off by EVBS premerger decreased $1.3 million for the first nine months of 2019 compared to the same period in 2018.

Noninterest Expense

Noninterest expense was $12.6 million during the third quarter of 2019 compared to $13.1 million during the same period in 2018. Employee compensation and benefits expense totaled $6.6 million for the third quarter of 2019, as compared to $7.1 million for the same period of 2018 due to savings from the reduction in staff completed during 2018. Occupancy and equipment expense decreased $798 thousand for the third quarter of 2019 compared to the third quarter of 2018.

Noninterest expense was $42.8 million during the nine months ended September 30, 2019 compared to $40.4 million for the nine months ended September 30, 2018. The primary increase in noninterest expense was due to a nonrecurring other loss of $3.2 million with related legal expense of $502 thousand during the first quarter of 2019.

Income Tax Expense

Income taxes benefited $1.2 million for the nine months ended September 30, 2019 due to the formal assessment and rebooking of the $5.5 million net operating loss carryforward that was written off in the fourth quarter of 2018.

Securities Portfolio

Investment securities totaled $242.1 million at September 30, 2019 and represents 9.0% of total assets. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. During the first, second, and third quarter of 2019, $15.3 million, $9.8 million, and $20.2 million of securities were purchased, respectively to offset securities called as interest rates decline. No securities have been sold in 2019 and no securities were purchased or sold during 2018.

Loan Portfolio

Loans outstanding of $2.14 billion at September 30, 2019 are down $37.4 million, or -2.29% annualized, since December 31, 2018. The decline in loan balance has primarily been the result of unanticipated pay downs or payoffs. Of those loans, $2 million and greater, that have paid off or paid down in 2019, $47.7 million (or 51%) was due to the sale of the customer's property, $24.1 (or 26%) were loans that refinanced elsewhere for unacceptable rate or structure, $13.7 million (or 14%) were projects that transitioned to government financing, and $8.1 million (or 9%) was due to cyclical fluctuation in credit line activity. New loans originated in the third quarter totaled $51.8 million.

The composition of our loan portfolio consisted of the following at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Loans secured by real estate:
Commercial real estate - owner occupied	$ 399,105	$ 407,031
Commercial real estate - non-owner occupied	542,909	540,698
Secured by farmland	17,504	20,966
Construction and land loans	162,458	146,654
Residential 1-4 family (1)	574,935	565,083
Multi-family residential	82,626	82,516
Home equity lines of credit (1)	112,801	128,225
Total real estate loans	1,892,338	1,891,173

Commercial loans	220,707	255,441
Consumer loans	28,075	32,347
Gross loans	2,141,120	2,178,961

Less deferred costs (fees) on loans	265	(137)
Loans receivable, net of deferred costs (fees)	$ 2,141,385	$ 2,178,824

(1) Includes covered loans totaling $13.8 million and $18.3 million as of September 30, 2019 and
December 31, 2018, respectively. Covered loans were acquired in the acquisition of Greater Atlantic Bank and are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision and Asset Quality

Asset quality remained high during the third quarter of 2019. For the nine months ended September 30, 2019, the provision for loan losses was $350 thousand compared to $3.7 million for the same period last year. Net charge offs for the three and nine months ended September 30, 2019 were $562 thousand and $1.4 million, respectively, compared to $600 thousand and $1.6 million for the same periods in 2018.

Southern National's allowance for loan losses as a percentage of total non-covered loans at September 30, 2019 was 0.53%, compared to 0.57% at December 31, 2018. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.74% and 0.85% at September 30, 2019 and December 31, 2018, respectively.

Non-covered nonaccrual loans were $533 thousand (excluding $3.3 million of loans fully covered by SBA guarantees) at September 30, 2019 compared to $3.3 million (excluding $3.4 million of loans fully covered by SBA guarantees) as of December 31, 2018. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total assets decreased from 0.28% at December 31, 2018 to 0.24% at September 30, 2019.

Other real estate owned at September 30, 2019 increased to $5.8 million compared to $5.1 million at December 31, 2018 due the foreclosure of one small office building.

Deposits

Total deposits of $2.18 billion at September 30, 2019 have increased $81.1 million since December 31, 2018 or 5.16% annualized. During the nine months ended September 30, 2019, demand deposits increased by $23.6 million, or 9.85% annualized, NOW accounts increased by $22.8 million, or 8.78%, while money market accounts increased $103.3 million or 38.73%. Savings accounts decreased to $146.1 million or (4.35%) at September 30, 2019 from a balance of $151.1 million at December 31, 2018. Time deposits decreased $63.6 million, or (9.16%), from $925.4 million at December 31, 2018, to $861.8 million at September 30, 2019 due to the reduction in brokered time accounts.

The Bank's adjustable yield money market accounts have grown to $160.8 million at September 30, 2019 from $56.1 million at December 31, 2018. In a declining interest rate environment, this product lowers the cost of funds and improves the net interest margin.

Stockholders' Equity

Total stockholders' equity increased to $370.6 million at September 30, 2019 from $348.3 million at December 31, 2018. Our tier 1 risk-based capital ratios were approximately 12.96% and 14.60% for Southern National and Sonabank, respectively, as of September 30, 2019.

About Southern National Bancorp of Virginia, Inc.

As of September 30, 2019, Southern National had $2.70 billion in total assets, $2.14 billion in total loans and $2.18 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At September 30, 2019, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2019	2018(1)
Assets
Cash and cash equivalents	$ 48,572	$ 28,611
Investment securities-available for sale	163,344	143,377
Investment securities-held to maturity	78,790	92,462
Stock in Federal Reserve Bank and Federal Home Loan Bank	14,602	19,522
Loans receivable, net of deferred fees	2,141,385	2,178,824
Allowance for loan losses	(11,201)	(12,283)
Net loans	2,130,184	2,166,541
Intangible assets	109,486	110,563
Operating lease right-of-use assets	8,374	-
Bank premises and equipment, net	31,265	32,352
Bank-owned life insurance	63,452	62,495
Deferred tax assets, net	14,319	14,104
Other assets	36,527	31,268
Total assets	$ 2,698,915	$ 2,701,295

Liabilities and stockholders' equity
Demand deposits	$ 343,686	$ 320,043
NOW accounts	368,354	345,597
Money market accounts	458,737	355,469
Savings accounts	146,119	151,050
Time deposits	861,842	925,441
Total deposits	2,178,738	2,097,600
Federal Home Loan Bank advances-short term	45,640	163,340
Subordinated notes	56,681	56,673
Operating lease liabilities	8,830	-
Other liabilities	38,396	35,392
Total liabilities	2,328,285	2,353,005
Stockholders' equity	370,630	348,290
Total liabilities and stockholders' equity	$ 2,698,915	$ 2,701,295

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest and dividend income	$ 30,474	$ 30,054	$ 91,170	$ 87,757
Interest expense	9,459	7,466	28,239	19,495
Net interest income	21,015	22,588	62,931	68,262
Provision for loan losses	150	1,050	350	3,700
Net interest income after provision for loan losses	20,865	21,538	62,581	64,562
Account maintenance and deposit service fees	1,837	1,398	5,312	4,181
Income from bank-owned life insurance	392	593	1,300	1,463
Equity gain (loss) from mortgage affiliate	599	(72)	1,175	(198)
Recoveries related to acquired charged-off
loans and investment securities	145	667	1,060	2,392
Other	1	52	380	432
Noninterest income	2,974	2,638	9,227	8,270
Employee compensation and benefits	6,567	7,080	19,523	20,859
Occupancy and equipment expenses	1,482	2,280	6,534	7,095
Amortization of core deposit intangible	352	360	1,077	1,083
Virginia franchise tax expense	563	491	1,689	1,347
Data processing expense	622	475	1,704	1,405
Telecommunication and communication expense	477	465	1,258	1,560
Net (gain) loss on other real estate owned	-	(99)	(38)	61
Professional fees	673	370	2,576	1,228
Other expenses	1,878	1,693	8,473	5,713
Noninterest expense	12,614	13,115	42,796	40,351
Income before income taxes	11,225	11,061	29,012	32,481
Income tax expense	2,361	2,200	4,809	6,494
Net income	$ 8,864	$ 8,861	$ 24,203	$ 25,987

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Per Share Data:
Earnings (loss) per share - Basic	$ 0.37	$ 0.37	$ 1.01	$ 1.08
Earnings (loss) per share - Diluted	$ 0.36	$ 0.36	$ 0.99	$ 1.07
Book value per share	$ 15.33	$ 14.17	$ 15.33	$ 14.17
Tangible book value per share (1)	$ 10.80	$ 9.56	$ 10.80	$ 9.56
Weighted average shares outstanding - Basic	24,071,925	24,049,382	24,035,716	24,016,600
Weighted average shares outstanding - Diluted	24,374,163	24,320,019	24,334,789	24,272,611
Shares outstanding at end of period	24,171,776	24,051,753	24,171,776	24,051,753

Selected Performance Ratios (2):
Return on average assets	1.29%	1.30%	1.19%	1.29%
Return on average equity	9.57%	10.43%	9.01%	10.39%
Return on average tangible equity (3)	13.64%	15.51%	12.98%	15.53%
Yield on earning assets	4.89%	4.83%	4.93%	4.81%
Cost of funds	1.60%	1.26%	1.61%	1.12%
Net interest margin	3.37%	3.63%	3.40%	3.75%
Net loans to deposits	97.77%	106.77%	97.77%	106.77%
Operating efficiency ratio (4)	52.76%	53.77%	60.06%	54.34%
Net charge-offs to average loans	0.03%	0.03%	0.07%	0.08%

	As of
	September 30,	December 31,
	2019	2018

Stockholders' equity to total assets	13.73%	12.89%
Tier 1 risk-based capital ratio (approximate for September 30, 2019)	12.96%	12.06%
Intangible assets:
Goodwill	$ 101,954	$ 101,954
Core deposit intangible, net	7,532	8,609
Total	$ 109,486	$ 110,563

Loans and other real estate owned (5):
Nonaccrual loans (6)	$ 3,842	$ 6,709
Loans past due 90 days and accruing interest	-	-
Other real estate owned	5,835	5,077
Total nonperforming assets	$ 9,677	$ 11,786
Allowance for loan losses to total non-covered loans	0.53%	0.57%
Nonperforming assets excluding SBA guaranteed loans to
total assets	0.24%	0.28%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Applies only to non-covered loans and other real estate owned.
(6) Nonaccrual loans include SBA guaranteed amounts totaling $3.3 million and $3.4 million at September 30, 2018 and
December 31, 2018, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2019	2018	2019	2018
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)
Net income (GAAP)	$ 8,864	$ 8,861	$ 24,203	$ 25,987
Nonrecurring other loss and related legal expense	-	-	3,702	-
Income tax effect of adjustment for the nonrecurring other loss
and related legal adjustment	-	-	(777)	-
Net income excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	$ 8,864	$ 8,861	$ 27,128	$ 25,987

Return on average assets excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average assets	1.29%	1.30%	1.19%	1.29%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	0.14%	0.00%
Return on average assets excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	1.37%	1.27%	1.33%	0.85%

Return on average equity excluding the nonrecurring other loss and related legal adjustment (Non-GAAP)
Return on average equity	9.57%	10.43%	9.01%	10.39%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	1.08%	0.00%
Return on average equity excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	9.57%	10.43%	10.09%	10.39%

Operating Efficiency Ratio
and related legal adjustment (Non-GAAP)
Operating Efficiency Ratio	52.76%	53.77%	60.06%	54.34%
Effect of adjustment for the nonrecurring other loss
and related legal adjustment	0.00%	0.00%	-5.19%	0.00%
Operating Efficiency Ratio excluding the nonrecurring other loss
and related legal adjustment (Non-GAAP)	52.76%	53.77%	54.87%	54.34%

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com